Exhibit 99.1

Press Release

October 13, 2006

SOURCE: MidCarolina Financial Corporation

Contact:	Randolph J. Cary, Jr.	Chris Redcay
	President and CEO	Sr Vice President, Secretary/Treasurer and CFO
	336-538-1600	336-538-1600

MidCarolina Financial Corporation Announces 81% Increase in Third Quarter Net Income Available to Common Shareholders and 13% Increase in Total Assets

BURLINGTON, N.C., — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI- news) today reported record operating results for the three-month and nine-month periods ended September 30, 2006. For the third quarter of 2006, net income available to common shareholders was $1,006,000, an 81% increase compared to net income available to common shareholders of $555,000 reported for the third quarter of 2005. Diluted earnings per common share increased to $0.26 for the third quarter, compared to $0.15 for the same period in 2005.

For the nine-month period ended September 30, 2006, MidCarolina reported net income available to common shareholders of $2.54 million, an increase of 58% compared to $1.61 million reported for the same nine-month period in 2005. Diluted earnings per common share increased to $0.67 for the nine-months of 2006, compared to $0.43 for the same nine-month period in 2005.

MidCarolina reported total assets of $417.6 million at September 30, 2006, an increase of 17% compared to the $357.5 million reported at September 30, 2005. Total loans, on September 30, 2006, net of allowance for loan losses, were $300.4 million, an increase of 12%, from the level reported a year earlier. Total deposits at the end of the quarter were $349.1 million, an increase of 21% compared to deposit balances as of September 30, 2005.

Commenting on these results, Randolph J. Cary, Jr., President and CEO, said, “We are very pleased with the results for the third quarter and first nine months of 2006. We are very excited about our new office recently opened in Mebane. We feel that our pace of growth reflects the marketplaces desire to deal with local decision makers.”

MidCarolina Bank, a wholly owned subsidiary of MidCarolina Financial Corporation, provides a complete line of banking, mortgage and financial brokerage services to individuals and businesses through its six full-service banking offices and two limited-service offices located in the cities of Burlington, Graham, Greensboro and Mebane, North Carolina.

MidCarolina Bank’s deposits are insured by the FDIC and the Bank is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. For further information and other factors which could affect the accuracy of forward-looking statements, please see MidCarolina’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or MidCarolina’s website (www.midcarolinabank.com). Readers are cautioned not to place undue reliance on theses forward-looking statements, which reflect management’s judgments only as of the date hereof. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended September 30,
	2006 (Unaudited)	2005 (Unaudited)	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$7,069	$5,149	37.3%
Interest expense	3,812	2,267	68.2%
Net interest income	3,257	2,882	13.0%
Provision for loan losses	35	425	-91.8%
Net interest income after provision for loan losses	3,222	2,457	31.1%
Noninterest income	610	603	1.2%
Noninterest expense	2,263	2,130	6.2%
Income before income tax expense	1,569	930	68.7%
Provision for income taxes	460	322	42.9%
Net income	1,109	608	82.4%
Dividends on preferred stock	103	53	94.3%
Net income available to common shareholders	1,006	555	81.3%

PER SHARE DATA
Earnings per common share, basic	$0.29	$0.16	81.3%
Earnings per common share, diluted	0.26	0.15	73.3%

	For the Nine Months Ended September 30,
	2006 (Unaudited)	2005 (Unaudited)	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$19,899	$13,476	47.7%
Interest expense	10,265	5,662	81.3%
Net interest income	9,634	7,814	23.3%
Provision for loan losses	394	1,063	-62.9%
Net interest income after provision for loan losses	9,240	6,751	36.9%
Noninterest income	1,691	2,156	-21.6%
Noninterest expense	6,740	6,383	5.6%
Income before income tax expense	4,191	2,524	66.1%
Provision for income taxes	1,340	861	55.6%
Net income	2,851	1,663	71.4%
Dividends on preferred stock	312	53	488.7%
Net income available to common shareholders	2,539	1,610	57.7%

PER SHARE DATA
Earnings per common share, basic	$0.73	$0.47
Earnings per common share, diluted	0.67	0.43

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.97%	0.70%
Return on average common equity	17.58%	12.20%
Net yield on average earning assets	3.44%	3.50%
Equity to assets ratio, end of period	6.25%	6.40%
Allowance for loan losses as a percentage of total loans, end of period	1.41%	1.42%
Non-performing assets as a percentage of total assets, end of period	0.54%	0.90%
Ratio of net charge-offs to average loans outstanding	0.06%	0.02%

	As of September 30,
	2006 (Unaudited)	2005 (Unaudited)	% Change
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$304,679	$272,575	11.8%
Allowance for loan losses	4,302	3,881	10.9%
Loans, net of allowance for loan losses	300,377	268,694	11.8%
Securities, available for sale	74,721	55,768	34.0%
Securities, held to maturity	—	250	- 100.0%
Total Assets	417,585	357,489	16.8%

Deposits:
Noninterest-bearing deposits	37,573	31,229	20.3%
Interest-bearing demand and savings	76,395	68,038	12.3%
CD’s and other time deposits	235,148	188,537	24.7%
Total deposits	349,116	287,804	21.3%
Borrowed funds	31,000	36,000	-13.9%
Trust preferred securities	8,764	8,764	0.0%
Total interest-bearing liabilities	351,307	301,339	16.6%
Shareholders’ equity	26,084	22,864	14.1%